7226 Lee DeForest Dr.
Suite 104
Company Contact:	Columbia, MD 20146
TSS, Inc.
Maura McNerney, Chief Financial Officer
Phone: (410) 423-7300

TSS, INC. REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

COLUMBIA, MD – November 19, 2013 – TSS, Inc. (Other OTC: TSSI), a mission critical data center and technology services company, today announced financial results for the third quarter ended September 30, 2013.

Anthony Angelini, President & Chief Executive Officer of TSS, stated, “We continue to be excited about our market positioning and growth opportunities as a leading provider of infrastructure services to traditional and modular data center companies despite lower than expected activity in the third quarter. In particular, we experienced a slow quarter in our newly acquired systems integration business but we are seeing an increasing ramp of business in the fourth quarter and solid prospects for 2014. In the third quarter, we consolidated some internal functions and facilities that resulted in additional costs but will improve fixed operating costs going forward. In addition, we are further developing our technology platform which will enable us to scale more efficiently while continuing to provide superior customer service.”

Angelini continued, “The data center industry continues to provide growth opportunities. We see tremendous interest in our core offerings of facilities management and system integration and we are focused in the near-term on sales and business development execution to accelerate growth. Overall, demand for storage and compute continues to grow and the broadening adoption of new technologies, including modular data centers, has created customer needs we are well positioned to serve.”

Third Quarter 2013 Financial Highlights:

●	Revenue of $10.3 million, compared with $9.3 million in the third quarter of 2012.

●	Gross profit of $2.2 million, compared with $2.6 million in the third quarter of 2012.

●	Normalized Adjusted EBITDA loss of $0.3 million, compared with Normalized Adjusted EBITDA of $0.3 million in the third quarter of 2012.

●	Net loss of $1.0 million, or $0.07 per basic and diluted share, compared with net loss of $0.3 million or $0.02 per basic and diluted share, in the third quarter of 2012.

Maura McNerney, Chief Financial Officer of TSS, stated, “Revenues were up $1 million while gross profit was lower compared to the third quarter of 2012 due to a lower volume of product deployments. Both revenue and gross profit improved sequentially compared to the second quarter of 2013. The benefits of our lower cost structure, that Anthony mentioned earlier, will be more visible as we enter 2014. Our balance sheet at the end of the third quarter reflected the working capital investment we made in our systems integration business and a customer project that resulted in an inventory increase of $900 thousand. The related product was sold in October and our inventory level is now consistent with our second quarter ending inventory. Further, our accounts receivable level increased primarily due to the building and transition of receivables in our acquired business. Going forward, we expect days sales outstanding to be reduced by ten to fifteen days. Lower inventory levels and reduced days sales outstanding should contribute to improved year-end liquidity. Availability on our line of credit was $2.1 million at the end of September.”

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Quarterly Conference Call Details

The Company has scheduled a conference call to discuss the third quarter 2013 financial results and its strategic vision for today at 4:30PM Eastern.

To participate on the conference call, please dial 1-888-329-8862 toll free from the U.S., or 1-719-325-2428 for international callers. Investors may also access a live audio web cast of this conference call under the “events” tab on the investor relations section of the Company's website at http://ir.totalsitesolutions.com/events.cfm.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call and will be made available until Tuesday, November 26, 2013. The audio replay can be accessed by dialing 1-888-203-1112 locally or 1-719-457-0820 toll free then enter access ID number 1517922. Additionally, a replay of the webcast will be available approximately two hours after the conclusion of the call, and will remain available for 90 calendar days.

About Non-GAAP Financial Measures

Adjusted EBITDA and Normalized Adjusted EBITDA are supplemental financial measures not defined under Generally Accepted Accounting Principles (GAAP). We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, and provision for bad debts. We present Adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding non-cash items that may, or could, have a disproportionate positive or negative impact on our results of operations in any particular period. We also use Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

We define Normalized Adjusted EBITDA as Adjusted EBITDA before restructuring charges, certain other non-recurring costs and acquisition expenses. We present Normalized Adjusted EBITDA because we believe it is helpful in comparing our operating results across reporting periods on a consistent basis by excluding from Adjusted EBITDA certain non-recurring items that do not directly correlate to our business and may, or could, have a disproportionate positive or negative impact on our performance during a particular period. Similar to Adjusted EBITDA, we also use Normalized Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

Adjusted EBITDA and Normalized Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Normalized Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, Adjusted EBITDA and Normalized Adjusted EBITDA have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Normalized Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About TSS, Inc.

TSS is a trusted single source provider of mission-critical planning, design, system integration, deployment, maintenance and evolution of data center facilities and information infrastructure. TSS specializes in customizable end to end solutions powered by industry experts and innovative services that include technology consulting, engineering, design, construction, operations, facilities management, technology system installation and integration, as well as maintenance for traditional and modular data centers. TSS is headquartered in Columbia, Md. For more information contact us at www.totalsitesolutions.com or call 888-321-4877.

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Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company’s senior management; risks relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations or maintain sufficient availability under our revolving credit facility; risks relating to the acquisition of businesses; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

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TSS, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$590,626	$5,608,322
Restricted cash	535,737	-
Contract and other receivables, net	10,670,948	7,525,340
Costs and estimated earnings in excess of billings on uncompleted contracts	783,986	813,348
Inventories, net	1,084,537	-
Prepaid expenses and other current assets	422,560	429,089
Total current assets	14,088,394	14,376,099
Fixed assets, net	392,061	273,451
Goodwill	1,906,688	1,768,861
Intangible assets, net	1,183,142	60,000
Other assets	167,811	19,358
Total assets	$17,738,096	$16,497,769

Current Liabilities:
Convertible notes payable, current portion, net	$133,000	$500,000
Borrowings under credit facility	3,000,000	-
Accounts payable and accrued expenses	6,971,290	5,753,347
Billings in excess of costs and estimated earnings on uncompleted contracts	2,962,481	3,028,627
Total current liabilities	13,066,771	9,281,974
Convertible notes payable, less current portion, net	732,843	1,957,301
Other liabilities	9,599	52,626
Total liabilities	13,809,213	11,291,901

Commitments and Contingencies	-	-

Stockholders’ Equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized at September 30, 2013 and December 31, 2012; none issued
Common stock, $.0001 par value, 49,000,000 shares authorized at September 30, 2013 and December 31, 2012; 15,375,191 and 15,087,526 issued at September 30, 2013 and December 31, 2012, respectively	1,538	1,509
Additional paid-in capital	67,043,684	66,305,764
Accumulated deficit	(61,604,653)	(59,597,909)
Treasury stock 820,759 and 808,754 shares at cost at September 30, 2013 and December 31, 2012, respectively	(1,511,686)	(1,503,496)
Total stockholders' equity	3,928,883	5,205,868
Total liabilities and stockholders’ equity	$17,738,096	$16,497,769

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TSS, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenue	$10,292,159	$9,266,635	$31,362,604	$39,117,349
Cost of revenue	8,082,147	6,637,221	24,421,908	32,102,042
Gross profit	2,210,012	2,629,414	6,940,696	7,015,307
Selling, general and administrative expenses	3,159,725	2,711,763	8,799,927	8,177,161
Restructuring and other charges	-	-	-	279,286
Impairment loss on goodwill	-	-	-	2,071,000
Loss from operations	(949,713)	(82,349)	(1,859,231)	(3,512,140)
Other income (expense):
Interest expense, net	(64,199)	(24,787)	(127,513)	(116,001)
Other expense	(5,000)	(160,000)	(20,000)	(160,000)
Loss from operations before income taxes	(1,018,912)	(267,136)	(2,006,744)	(3,788,141)
Income tax provision	-	-	-	-
Net loss	$(1,018,912)	$(267,136)	$(2,006,744)	$(3,788,141)

Basic loss per share:
Loss per common share	$(.07)	$(0.02)	$(0.14)	$(0.27)
Weighted average common shares outstanding	14,411,377	14,178,644	14,512,750	14,142,468

Diluted loss per share:
Loss per common share	$(.07)	$(0.02)	$(0.14)	$(0.27)
Weighted average common shares outstanding	14,411,377	14,178,644	14,512,750	14,142,468

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TSS, Inc.

Normalized Adjusted EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	30-Sep-13	30-Sep-12	30-Sep-13	30-Sep-12

Net loss	$(1,018,912)	$(267,136)	$(2,006,744)	$(3,788,141)
Interest expense, net	64,199	24,787	127,513	116,001
Depreciation and amortization	82,478	58,725	194,153	216,987
EBITDA	(872,235)	(183,624)	(1,685,078)	(3,455,153)
Equity compensation	68,058	196,376	292,913	361,130
Impairment loss on goodwill	2,071,000
Bad debt	14,216	16,921	55,290
Adjusted EBITDA	(789,961)	12,752	(1,375,244)	(967,733)
Severance expense	277,581	163,992	331,956	783,803
Other charges	82,500	160,000	97,500	160,000
Loss on disposal of assets	41,219	41,219
Acquisition expenses	61,348	305,081
	(327,313)	336,744	(599,488)	(23,930)
Normalized adjusted EBITDA

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